                                 JAMES R. BONZO
                             4086 Spring Leaf Drive
                               Las Vegas, NV 89147
                              Office (702) 367-4483
                               Fax (702) 367-8864


CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this registration on Form S-8 of our report dated August 19, 2003, which appears on page F-2 of the 2003 Annual Report on Form 10-KSB of Broadband Wireless International Corporation and subsidiaries from the year ended March 31, 2003. Although the undersigned was a certified public accountant at the time these materials were prepared, the undersigned surrendered his certificate as certified public accountant to the Nevada State Board of Accountancy and retired due to medical conditions on January 21, 2004.



/S/ CONSENT OF JAMES R. BONZO


-----------------------------------------

Las Vegas, Nevada
June 2, 2004